Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: May 2006

1) Beginning of the Month Principal Receivables:	$37,823,364,338.61
2) Beginning of the Month Finance Charge Receivables:	$596,251,656.27
3) Beginning of the Month AMF Receivables:	$65,576,582.71
4) Beginning of the Month Discounted Receivables:	$0.00
5) Beginning of the Month Total Receivables:	$38,485,192,577.59

6) Removed Principal Receivables:	$0.00
7) Removed Finance Charge Receivables:	$0.00
8) Removed AMF Receivables	$0.00
9) Removed Total Receivables:	$0.00

10) Additional Principal Receivables:	$1,734,061,403.64
11) Additional Finance Charge Receivables:	$19,317,710.80
12) Additional AMF Receivables	$3,293,878.64
13) Additional Total Receivables:	$1,756,672,993.08

14) Discounted Receivables Generated this Period:	$0.00

15) End of the Month Principal Receivables:	$39,493,940,561.28
16) End of the Month Finance Charge Receivables:	$605,687,456.51
17) End of the Month AMF Receivables	$67,017,857.45
18) End of the Month Discounted Receivables:	$0.00
19) End of the Month Total Receivables:	$40,166,645,875.24

20) Excess Funding Account Balance	$0.00
21) Adjusted Invested Amount of all Master Trust Series	$33,825,041,627.25

22) End of the Month Seller Percentage	14.35%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: May 2006	ACCOUNTS	RECEIVABLES

1) End of the Month Delinquencies:
2) 30 - 59 days delinquent	380,200	$440,911,764.09
3) 60 - 89 days delinquent	215,969	$281,828,173.20
4) 90+ days delinquent	414,585	$617,755,603.89

5) Total 30+ days delinquent	1,010,754	$1,340,495,541.18

6) Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.34%

7) Defaulted Accounts during the Month	146,731	$153,344,137.71

8) Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		4.65%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: May 2006		COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**	$7,364,274,013.01	18.30%

2)	Collections of Principal Receivables and Principal Payment Rate	$6,665,975,129.85	16.85%

	3) Prior Month Billed Finance Charges and Fees	$479,663,122.41
	4) Amortized AMF Income	$39,982,680.11
	5) Interchange Collected	$112,944,706.82
	6) Recoveries of Charged Off Accounts	$70,046,983.83
	7) Collections of Discounted Receivables	$0.00

	8) Collections of Finance Charge Receivables and Annualized Yield	$702,637,493.17	21.31%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: May 2006

1)	Beginning Unamortized AMF Balance		$206,156,731.40
	2) + AMF Slug	$8,068,204.26
	3) + AMF Collections	$35,644,070.10
	4) - Amortized AMF Income	$39,982,680.11
5)	Ending Unamortized AMF Balance		$209,886,325.65

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables